Exhibit 99.1

Esterline Reports 4Q Earnings of $15.2 Million, From Continuing OPS on Sales of $194.8 Million; Earnings Per Share of $.70; Includes $.10 from Sale of Product Line

     BELLEVUE, Wash.--(BUSINESS WIRE)--Dec. 9, 2004--Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fourth quarter income from continuing operations of $15.2 million, or $.70 per diluted share, on sales of $194.8 million. The quarter's results included a $2.2 million net of tax, or $.10 per share, gain on the sale of a non-core product line within the company's Sensors & Systems segment. In the same period last year, income from continuing operations was $9.4 million, or $.44 per diluted share, on $160.3 million sales. Orders received in the fourth quarter totaled $296.7 million, including $89 million of backlog from an acquisition completed in the quarter. This compared with orders of $140.0 million a year ago. Backlog at year end was $433.1 million compared with $300.9 million at the end of the prior-year period.
     Full year 2004 income from continuing operations was $33.4 million, or $1.55 per diluted share, including the one-time gain described above. Full-year earnings also included a $.09 per diluted share tax benefit from a favorable resolution of an income tax audit, and a $.14 per diluted share severance expense, both reported in the first quarter. The prior year's income from continuing operations was $29.7 million, or $1.41 per diluted share, including a $.09 per diluted share foreign currency gain. Sales in fiscal 2004 were $628.2 million compared with last year's sales of $562.5 million.
     Robert W. Cremin, Esterline CEO, said the company's fourth quarter performance "...was robust and reflected good balance across all of the company's markets and operating segments." He said "...the commercial aerospace industry is now clearly coming off the bottom of its cycle, and defense markets continue to look solid for us into the foreseeable future."
     Looking forward, Cremin said that he is optimistic about the coming year, anticipating earnings per share of $1.70 to $1.80. He said, "...even with the additional shares from our recent equity offering, this is year-over-year EPS growth in the 15% to 25% range on an operating basis."
     He added "...that last year, we absorbed some significant costs associated with the integration of several acquisitions -- activity that is now behind us. The Weston acquisition, for example, is beginning to pay solid dividends, as evidenced by the recent win on the TP400M engine program, the engine that will power the new Airbus A400M military transport." Cremin added that, "...the successful integration of Weston into our existing sensor operation enabled us to win this Tier I contract for the entire sensor suite -- a first for Esterline, and a win that would not have been possible without the acquisition."
     Esterline recently completed a public offering of 3.7 million shares of its common stock, generating net proceeds of approximately $109 million. Cremin said that the funds provide the additional financial resources and flexibility to grow, including continuing the company's acquisition activities.
     During the quarter, Esterline completed a $145 million cash acquisition of Leach Holding Corporation. Leach is a leading worldwide producer of high-performance electromechanical relays, solid-state switching devices and advanced power distribution assemblies primarily for aerospace applications. The operation employs more than 1,000 people in North America, Europe and Asia. Cremin said that unlike some recent acquisitions, "...we do not plan any personnel or facility integration initiatives; Leach is already operating smoothly as an integral part of Esterline."
     During the quarter, the company completed the sale of the last operation declared discontinued in 2002. Cremin characterized the transaction as an important milestone for the company. "Going forward," he said, "we are now able to focus all of our resources building on our core technologies." Including income from discontinued operations of $9.2 million net of tax, fiscal 2004 net earnings were $42.6 million, or $1.98 per diluted share. This compared with $23.9 million, or $1.13 per diluted share, for fiscal 2003.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.


ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
------------------------------------
In thousands, except per share amounts


                             Three months ended     Fiscal year ended
                             Oct 29,     Oct 31,     Oct 29,   Oct 31,
                              2004        2003        2004      2003
                            --------    --------    --------  --------
Segment Sales
   Avionics & Controls     $ 62,185    $ 50,520    $209,498  $198,249
   Sensors & Systems         68,836      44,511     194,803   146,976
   Advanced Materials        63,605      65,130     223,344   216,655
   Other                        137         165         524       574
                            --------    --------    --------  --------

Net Sales                   194,763     160,326     628,169   562,454

Cost of Sales               130,657     106,646     426,612   383,825
                            --------    --------    --------  --------
                             64,106      53,680     201,557   178,629
Expenses
   Selling, general and
    administrative           33,371      30,093     117,689   107,797
   Research, development
    and engineering           8,893       5,182      27,715    19,524
                            --------    --------    --------  --------
   Total Expenses            42,264      35,275     145,404   127,321
                            --------    --------    --------  --------

Operating Earnings from
   Continuing Operations     21,842      18,405      56,153    51,308

   Interest income             (917)       (303)     (1,964)     (868)
   Interest expense           4,472       4,607      17,339    11,995
   Other income
    (expense)                    65         (62)       (509)       --
   Loss (gain) on sale
    of product line          (3,434)         --      (3,434)       66
   Gain on derivative
    financial instruments        --         (54)         --    (2,676)
                            --------    --------    --------  --------
Other Expense, Net              186       4,188      11,432     8,517
                            --------    --------    --------  --------

Income from Continuing
 Operations Before
  Income Taxes               21,656      14,217      44,721    42,791
Income Tax Expense            6,401       4,805      11,325    13,050
                            --------    --------    --------  --------

Income from Continuing
 Operations Before
  Minority Interest          15,255       9,412      33,396    29,741
Minority Interest               (22)         --         (22)       --
                            --------    --------    --------  --------

Income from Continuing
 Operations                  15,233       9,412      33,374    29,741

Income (Loss) from
  Discontinued
   Operations,
    Net of Tax                7,883          --       9,181    (5,808)
                            --------    --------    --------  --------

Net Earnings               $ 23,116    $  9,412    $ 42,555  $ 23,933
                            ========    ========    ========  ========

Earnings (Loss) Per
 Share -- Basic:
  Continuing operations    $    .71    $    .45    $   1.57  $   1.42
  Discontinued operations       .37          --         .44      (.27)
                            --------    --------    --------  --------

Earnings Per Share --
 Basic                     $   1.08    $    .45    $   2.01  $   1.15
                            ========    ========    ========  ========

Earnings (Loss) Per
 Share -- Diluted:
  Continuing operations    $    .70    $    .44    $   1.55  $   1.41
  Discontinued operations       .37          --         .43      (.28)
                            --------    --------    --------  --------

Earnings Per Share --
 Diluted                   $   1.07    $    .44    $   1.98  $   1.13
                            ========    ========    ========  ========

Weighted Average Number
 of Shares Outstanding
  -- Basic                   21,310      21,035      21,195    20,900

Weighted Average Number
 of Shares Outstanding
  -- Diluted                 21,692      21,248      21,539    21,105



ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Balance Sheet
In thousands                                       Oct 29,     Oct 31,
                                                     2004       2003
                                                   --------   --------
Assets
Current Assets
     Cash and cash equivalents                    $ 29,479   $131,363
     Cash in escrow                                  8,511      4,536
     Short-term investments                             --     12,797
     Accounts receivable, net                      132,206     98,395
     Inventories                                   119,054     76,345
     Income tax refundable                              --      7,677
     Deferred income tax benefits                   20,984     16,529
     Prepaid expenses                                9,441      7,030
     Other current assets                              435         --
                                                   --------   --------
             Total Current Assets                  320,110    354,672

Property, Plant and Equipment, Net                 145,135    117,090

Other Non-Current Assets
     Goodwill                                      247,817    185,353
     Intangibles, net                              169,876    114,930
     Debt issuance costs, net                        5,818      6,301
     Deferred income tax benefits                   11,216         --
     Other assets                                   32,861     22,284
                                                   --------   --------
                                                  $932,833   $800,630
                                                   ========   ========

Liabilities and Shareholders' Equity
Current Liabilities
     Accounts payable                             $ 37,867   $ 23,273
     Accrued liabilities                            97,038     74,991
     Credit facilities                               6,977      2,312
     Current maturities of long-term debt            1,031     30,473
     Federal and foreign income taxes                6,402      1,184
                                                   --------   --------
             Total Current Liabilities             149,315    132,233

Long-Term Liabilities
     Long-term debt, net of current maturities     249,056    246,792
     Deferred income taxes                          43,825     27,325
     Other Liabilities                              29,852         --

Net Liabilities of Discontinued Operations              --        408
Minority Interest                                    2,378         --
Shareholders' Equity                               458,407    393,872
                                                   --------   --------
                                                  $932,833   $800,630
                                                   ========   ========


     CONTACT: Esterline Corporation
              Brian Keogh, 425-453-9400